BANKERS TRUST NEW YORK CORPORATION
One Bankers Trust Plaza
New York, New York  10006


Damian P. Reitemeyer
Vice President
Telephone: (212) 250-4599



                                       February
13, 1998


Securities and Exchange Commission
SEC Document Control
450 Fifth Street, N.W.
Washington, DC  20549
Attn:  Filing Desk


Dear Sirs:

     Re:  Filing of Schedule 13G on
          Lukens Inc


Pursuant to Rule 13d-1 of the General
Rules and Regulations under the
Securities Exchange Act of 1934, the
following is one copy of the Schedule
13G with respect to the common stock
of the above referenced corporation.

Please acknowledge your receipt of the
Schedule 13G filing
submission through the EDGAR-Link
System software, by E-Mail
confirmation.


Sincerely,




Damian P. Reitemeyer

Enclosures


            SECURITIES AND EXCHANGE
COMMISSION
                  Washington, D.C.
20549

                       SCHEDULE 13G

         Under the Securities Exchange
Act of 1934
                   (Amendment No.  )*

                        Lukens Inc

______________________________________
_
                      NAME OF ISSUER:
              Common Stock (Par Value
$.01)

______________________________________
_
               TITLE OF CLASS OF
SECURITIES
                         549866101

______________________________________
_
                       CUSIP NUMBER

     Check the following box if a fee
is being paid with
     this statement [x].  (A fee is
not required only if
     the filing person: (1) has a
previous statement on
     file reporting beneficial
ownership of more than five
     percent of the class of
securities described in Item
     1; and (2) has filed no amendment
subsequent thereto
     reporting beneficial ownership of
five percent or less
     of such class.) (See Rule 13d-7.)

     *The remainder of this cover page
shall be filled out
     for a reporting person's initial
filing on this form
     with respect to the subject class
of securities, and
     for any subsequent amendment
containing information
     which would alter the disclosures
provided in a prior
     cover page.

     The information required in the
remainder of this
     cover page shall not be deemed to
be "filed" for the
     purpose of Section 18 of the
Securities Exchange Act
     of 1934 (the Act) or otherwise
subject to the
     liabilities of that section of
the Act but shall be
     subject to all other provisions
of the Act (however,
     see the Notes).

             (Continued on following
page(s))

                     Page 1 of 8 Pages
CUSIP No. 549866101
Page 2 of 8 Pages

1.NAME OF REPORTING PERSONS
  S.S. OR I.R.S. IDENTIFICATION NOS.
OF ABOVE PERSONS

     Bankers Trust New York
Corporation and its wholly owned
     subsidiary, Bankers Trust
Company, and its indirectly
wholly owned subsidiary BT Alex. Brown
Incorporated.
     (BT Alex.Brown)13-6180473

2.CHECK THE APPROPRIATE BOX IF A
MEMBER OF A GROUP *
          (A)  [ ]
          (B)  [ ]

3.SEC USE ONLY

4.CITIZENSHIP OR PLACE OF ORGANIZATION

     Bankers Trust New York
Corporation and its wholly owned
     subsidiary, Bankers Trust Company
     are New York corporations. BT
     Alex. Brown Incorporated is a
     Delaware corporation.

 NUMBER OF     5. SOLE VOTING POWER
  SHARES
                   Bankers Trust
Company   527,875 shares
                   BT Alex.Brown
165,000 shares

692,875 shares
BENEFICIALLY   6. SHARED VOTING POWER
 OWNED BY
                    Bankers Trust
Company         0 shares
                    BT Alex.Brown
0 shares

0 shares
  EACH         7. SOLE DISPOSITIVE
POWER
REPORTING
                    Bankers Trust
Company   627,930 shares
                    BT Alex.Brown
165,000 shares

792,930
 PERSON        8. SHARED DISPOSITIVE
POWER
   WITH
                    Bankers Trust
Company         0 shares
                    BT Alex.Brown
0 shares

0 shares


CUSIP No. 549866101
Page 3 of 8 Pages

9.AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON

                    Bankers Trust
Company   627,930 shares
                    BT Alex.Brown
165,000 shares

792,930


10.CHECK BOX IF THE AGGREGATE AMOUNT
IN ROW(9) EXCLUDES CERTAIN SHARES *

                    []

11.PERCENT OF CLASS REPRESENTED BY
AMOUNT IN ROW 9

                    5.31%


12.TYPE OF REPORTING PERSON *

     Bankers Trust New York
Corporation - HC
     Bankers Trust Company - BK
     BT Alex.Brown - BD
CUSIP No. 549866101
Page 4 of 8 Pages


Item 1(a)    NAME OF ISSUER:

             Lukens Inc

Item 1(b)    ADDRESS OF ISSUER'S
PRINCIPAL EXECUTIVE
OFFICES:

             50 South First Avenue
             Coatesville, PA 19320

Item 2(a)    NAME OF PERSON FILING:

             Bankers Trust New York
             Corporation, its wholly
             owned subsidiary Bankers
             Trust Company, and its
             indirectly wholly-owned
             subsidiary BT Alex.Brown
             Incorporated.

Item 2(b)    ADDRESS OF PRINCIPAL
BUSINESS OFFICE:

             130 Liberty Street
             New York, New York  10006

Item 2(c)    CITIZENSHIP:

             Bankers Trust New York
             Corporation and Bankers
             Trust Company are
             corporations incorporated
             in    the State of New
             York with their principal
             business offices located
             in New York.  BT
             Alex. Brown Incorporated
             is incorporated in the
             State of Delaware with
             its principal business
             office located in New
             York.

Item 2(d)    TITLE OF CLASS OF
SECURITIES:

             This statement relates to
the Companys Common             Stock
$.01 par value per share.

Item 2(e)    CUSIP NUMBER:

             549866101
CUSIP No. 549866101
Page 5 of 8 Pages


Item 3       THE PERSON FILING IS A:
          For Bankers Trust New York
Corporation

     (g)  [X] Parent Holding Company,
in accordance with
          Section 240.13d-1(b)(ii)(G)

          For Bankers Trust Company

     (b)  [X] Bank as defined in
section 3(a)(6) of the Act.

          For BT Alex.Brown
Incorporated

     (a)  [X] Broker or dealer
registered under Section 15
15 of the Act.


Item 4       OWNERSHIP:

          (a)  Amount Beneficially
Owned:

                    Bankers Trust
Company     627,930 shares
                    BT Alex.Brown
165,000 shares

792,930 shares

          (b)  Percent of Class (1):


                    Bankers Trust
Company     4.20%
                    BT Alex.Brown
1.11%

5.31%











CUSIP No. 549866101
Page 6 of 8 Pages

(c)  Number of shares as to which the
following                      have:

(i)  sole power to vote or to direct
the
                   vote -


                   Bankers Trust
Company   527,875 shares
                   BT Alex.Brown
165,000 shares

692,875 shares

           (ii)  shared power to vote
or to direct the
                   vote -


                    Bankers Trust
Company         0 shares
                    BT Alex.Brown
0 shares

0 shares


          (iii) sole power to dispose
or to direct the
                  disposition of -


                    Bankers Trust
Company    627,930 shares
                    BT Alex.Brown
165,000 shares

792,930

          (iv) shared power to dispose
or to direct
                  the disposition of -


                    Bankers Trust
Company         0 shares
                    BT Alex.Brown
0 shares

0 shares

Item 5       OWNERSHIP OF FIVE PERCENT
OR LESS OF A CLASS:

             Not applicable.


CUSIP No. 549866101
Page 7 of 8 Pages




Item 6       OWNERSHIP OF MORE THAN
FIVE PERCENT ON BEHALF
OF ANOTHER PERSON:

             Not applicable.


Item 7       IDENTIFICATION AND
CLASSIFICATION OF THE
SUBSIDIARY WHICH ACQUIRED THE SECURITY
BEING               REPORTED ON BY THE
PARENT HOLDING COMPANY:

               See item 3 above.


Item 8       IDENTIFICATION AND
CLASSIFICATION OF MEMBERS OF
THE GROUP:
             Not applicable.


Item 9       NOTICE OF DISSOLUTION OF
GROUP:

             Not applicable.



















CUSIP No. 549866101
Page 8 of 8 Pages

Item 10      CERTIFICATION:

          By signing below I certify
          that, to the best of my
          knowledge and belief, the
          securities referred to above
          were acquired in the
          ordinary course of business
          and were not acquired for
          the purpose of and do not
          have the effect of changing
          or influencing the control
          of the issuer of such
          securities and were not
          acquired in connection with
          or as a participant in any
          transaction having such
          purpose or effect.

SIGNATURE:

          After reasonable inquiry and
to the best of my
knowledge and belief, I certify that
the information set forth in this
statement is true, complete and
correct.

Date:       as of December 31, 1997

Signature:  Bankers Trust New York
Corporation


By:   /s/        James T. Byrne, Jr.
Name:            James T. Byrne, Jr.

Title:           Secretary


Signature:  Bankers Trust Company


By:   /s/        James T. Byrne, Jr.
Name:            James T. Byrne, Jr.

Title:           Secretary

Signature:  BT Alex. Brown
Incorporated

By:   /s/        James T. Byrne, Jr.
Name:            James T. Byrne, Jr.

Title:           Secretary
                           Exhibit A


      Bankers  Trust  Company  and  BT
Alex.Brown     are    wholly     owned
subsidiaries of Bankers Trust New York
Corporation

  Bankers Trust New York Corporation

                   |
                   |
___________________________|__________
           _________________
     |
|
     |
|
  100%
100%
     |
|
     |
|
Bankers Trust Company       BT Alex.
Brown Holdings Incorporated
                                   |
                                   |
                                  100%
|
                         BT Alex.
Brown